Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-58127 and 333-42366) under the Securities Act of 1933 of Telephone and Data Systems, Inc. of our report dated May 6, 2003, on our audits of the statements of net assets available for benefits of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002, and supporting schedules as of and for the year ended December 31, 2002, which is included in the annual report on Form 11-K for the year ended December 31, 2002.

/s/ Virchow, Krause & Company, LLP

Madison, Wisconsin
June 27, 2003